Columbia Financial, Inc. Announces Financial Results
for the Fourth Quarter and Year Ended December 31, 2024

Fair Lawn, New Jersey (January 28, 2025): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank ("Columbia"), reported a net loss of $21.2 million, or $0.21 per basic and diluted share, for the quarter ended December 31, 2024, as compared to net income of $6.6 million, or $0.06 per basic and diluted share, for the quarter ended December 31, 2023. The net loss for the quarter ended December 31, 2024 reflected lower non-interest income mainly due to the previously disclosed balance sheet repositioning transaction. As part of the Company’s strategy to improve future earnings and expand its net interest margin, the Company sold $352.3 million of debt securities available for sale during the fourth quarter of 2024, and the proceeds from the sale were used to fund loan growth of $72.9 million, purchase $78.1 million of higher yielding debt securities and prepay $170.0 million of higher cost borrowings. This balance sheet repositioning transaction resulted in a pre-tax loss on the sale of securities and extinguishment of debt of $37.9 million. The quarter ended December 31, 2024 results also reflected a higher provision for credit losses, partially offset by higher net interest income, mainly due to an increase in interest income, lower non-interest expense and lower income tax expense. For the quarter ended December 31, 2024, the Company reported core net income of $11.4 million, an increase of $1.3 million, or 12.4%, compared to core net income of $10.1 million for the quarter ended December 31, 2023. The benefit of the balance sheet repositioning transaction was modest during the fourth quarter, as the settlement of the transaction occurred late in the quarter. (Refer to "Reconciliation of GAAP to Non-GAAP Financial Measures" for a reconciliation of GAAP net income to core net income.)

For the year ended December 31, 2024, the Company reported a net loss of $11.7 million, or $0.11 per basic and diluted share, as compared to net income of $36.1 million, or $0.35 per basic and diluted share, for the year ended December 31, 2023. The year ended December 31, 2024 reflected lower net interest income, mainly due to an increase in interest expense, higher provision for credit losses and lower non-interest income due to loss on securities transactions resulting from the balance sheet repositioning transaction described above, partially offset by lower non-interest expense and lower income tax expense. Non-interest income for the year ended December 31, 2024 included a $34.6 million loss on the sale of securities and non-interest expense included a $3.4 million loss on extinguishment of debt.

Thomas J. Kemly, President and Chief Executive Officer commented: "The Company maintained a strong balance sheet and capital position, which will allow us to benefit from an improving operating environment. Additionally, our fourth quarter repositioning strategy should result in improved future earnings and net interest margin. We will continue to examine and implement prudent strategies that we believe will build a foundation for the future success of the Company and increased profitability."

Results of Operations for the Three Months Ended December 31, 2024 and December 31, 2023

A net loss of $21.2 million was recorded for the quarter ended December 31, 2024, a decrease of $27.8 million, compared to net income of $6.6 million for the quarter ended December 31, 2023. The decrease in net income was primarily attributable to a $35.0 million decrease in non-interest income, and a $1.7 million increase in provision for credit losses, partially offset by a $1.1 million increase in net interest income, a $1.4 million decrease in non-interest expense, and a $6.4 million decrease in income tax expense.

Net interest income was $46.4 million for the quarter ended December 31, 2024, an increase of $1.1 million, or 2.4%, from $45.3 million for the quarter ended December 31, 2023. The increase in net interest income was primarily attributable to a $6.1 million increase in interest income partially offset by a $5.0 million increase in interest expense on deposits and borrowings. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields. Market interest rates increased 100 basis points throughout the 2023 period and were subsequently reduced 100 basis points during the last four months of 2024. The increase in interest expense on deposits was driven by the higher rate environment coupled with intense competition for deposits in the market and the repricing of existing deposits into higher cost products throughout the majority of the 2024 fiscal year. However, during the fourth quarter, competitive pressures eased, and deposits became easier to attract, resulting in a reduced cost of deposits. The decrease in interest expense on borrowings was also impacted by the lower interest rates for new borrowings, along with a decrease in the average balance of borrowings. Prepayment penalties, which are included in interest income on loans, totaled $84,000 for the quarter ended December 31, 2024, compared to $419,000 for the quarter ended December 31, 2023.

The average yield on loans for the quarter ended December 31, 2024 increased 22 basis points to 4.88%, as compared to 4.66% for the quarter ended December 31, 2023, as interest income was influenced by the interest rate increases that occurred in 2023 and loan growth. The average yield on securities for the quarter ended December 31, 2024 increased 41 basis points to 2.99%, as compared to 2.58% for the quarter ended December 31, 2023, as new securities purchased during 2024 were at higher interest rates. The average yield on other interest-earning assets for the quarter ended December 31, 2024 increased 36 basis points to 6.00%, as compared to 5.64% for the quarter ended December 31, 2023, due to an increase in the average balance of higher yielding Federal Home Loan Bank stock, as compared to average cash balances, which decreased in the 2024 period.

Total interest expense was $67.2 million for the quarter ended December 31, 2024, an increase of $5.0 million, or 8.0%, from $62.2 million for the quarter ended December 31, 2023. The increase in interest expense was primarily attributable to a 37 basis point increase in the average cost of interest-bearing deposits, coupled with an increase in the average balance of interest-bearing deposits, partially offset by a 31 basis point decrease in the average cost of borrowings, coupled with a decrease in the average balance of borrowings. Interest expense on deposits increased $8.5 million or 19.6%, and interest expense on borrowings decreased $3.5 million, or 18.8%.

The Company's net interest margin for the quarter ended December 31, 2024 increased 3 basis points to 1.88%, when compared to 1.85% for the quarter ended December 31, 2023. The weighted average yield on interest-earning assets increased 22 basis points to 4.61% for the quarter ended December 31, 2024 as compared to 4.39% for the quarter ended December 31, 2023. The average cost of interest-bearing liabilities increased 20 basis points to 3.38% for the quarter ended December 31, 2024 as compared to 3.18% for the quarter ended December 31, 2023. The net interest margin increased for the quarter ended December 31, 2024, as the increase in the average yield on interest-earning assets slightly outweighed the average cost of interest-bearing liabilities.

The provision for credit losses for the quarter ended December 31, 2024 was $2.9 million, an increase of $1.7 million, from $1.2 million for the quarter ended December 31, 2023. The increase in the allowance for credit losses for loans was primarily due to net charge-offs totaling $1.4 million and an increase in loan performance qualitative factors.

Non-interest income was $(23.7) million for the quarter ended December 31, 2024, a decrease of $35.0 million, or 310.8%, from $11.2 million for the quarter ended December 31, 2023. The decrease was primarily attributable to the loss on securities transactions of $34.6 million resulting from the balance sheet repositioning transaction and a decrease in bank-owned life insurance income of $2.4 million, attributable to death benefits in 2023, partially offset by a $1.7 million increase in the fair value of Federal Home Loan Mortgage Corporation and Federal National Mortgage Association preferred stock included in equity securities.

Non-interest expense was $46.6 million for the quarter ended December 31, 2024, a decrease of $1.4 million, or 2.9%, from $48.0 million for the quarter ended December 31, 2023. The decrease was primarily attributable to a decrease in compensation and employee benefits expense of $1.9 million and a decrease in federal deposit insurance premiums of $3.2 million, partially offset by an increase in loss on the extinguishment of debt of $3.1 million. The decrease in compensation and employee benefits expense was the result of lower incentive compensation and a workforce reduction related to cost cutting strategies implemented during 2023 and 2024. The decrease in federal deposit insurance premiums was due to the 2023 quarter including a one-time Federal Deposit Insurance Corporation special assessment recorded in December 2023. During the quarter ended December 31, 2024, the Company prepaid $200.0 million in FHLB borrowings, inclusive of the $170.0 million as part of a balance sheet repositioning transaction which resulted in a $3.4 million loss on the extinguishment of debt.

Income tax benefit was $5.5 million for the quarter ended December 31, 2024, a decrease of $6.4 million, as compared to income tax expense of $865,000 for the quarter ended December 31, 2023, mainly due to a decrease in pre-tax income. The Company's effective tax rate was 20.7% and 11.6% for the quarters ended December 31, 2024 and 2023, respectively.

Results of Operations for the Years Ended December 31, 2024 and December 31, 2023

A net loss of $11.7 million was recorded for the year ended December 31, 2024, a decrease of $47.7 million, compared to net income of $36.1 million for the year ended December 31, 2023. The decrease in net income was primarily attributable to a $27.9 million decrease in net interest income, a $9.7 million increase in provision for credit losses and a $25.5 million decrease in non-interest income, partially offset by a $1.1 million decrease in non-interest expense, and a $14.2 million decrease in income tax expense.

Net interest income was $178.0 million for the year ended December 31, 2024, a decrease of $27.9 million, or 13.5%, from $205.9 million for the year ended December 31, 2023. The decrease in net interest income was primarily attributable to an $84.3 million increase in interest expense on deposits and borrowings, partially offset by a $56.4 million increase in interest income. The increase in interest income was primarily due to an increase in the average balance of total interest-earning assets coupled with an increase in average yields due to market interest rate increases in 2023. The increase in interest expense on deposits and borrowings was driven by these same rate increases coupled with intense competition for deposits in the market and the repricing of existing deposits into higher cost products along with higher balances. The increase in interest expense on borrowings was also impacted by the increase in interest rates for new borrowings along with an increase in the average balance of borrowings. Prepayment penalties, which are included in interest income on loans, totaled $960,000 for the year ended December 31, 2024, compared to $817,000 for the year ended December 31, 2023.

The average yield on loans for the year ended December 31, 2024 increased 46 basis points to 4.90%, as compared to 4.44% for the year ended December 31, 2023, as interest income increased due to rising rates and loan growth. The average yield on securities for the year ended December 31, 2024 increased 40 basis points to 2.86%, as compared to 2.46% for the year ended December 31, 2023 as $124.6 million of higher yielding securities were purchased, and a number of adjustable rate securities tied to various indexes continued to reprice higher during the year. The average yield on other interest-earning assets for the year ended December 31, 2024 increased 73 basis points to 6.27%, as compared to 5.54% for the year ended December 31, 2023, due to the rise in interest rates, as noted above.

Total interest expense was $273.4 million for the year ended December 31, 2024, an increase of $84.3 million, or 44.6%, from $189.1 million for the year ended December 31, 2023. The increase in interest expense was primarily attributable to a 109 basis point increase in the average cost of interest-bearing deposits and an increase in the average balance of deposits, coupled with an increase in interest on borrowings of $7.1 million due to an 11 basis point increase in the cost of total borrowings and an increase in the average balance of borrowings.

The Company's net interest margin for the year ended December 31, 2024 decreased 34 basis points to 1.82%, when compared to 2.16% for the year ended December 31, 2023. The weighted average yield on interest-earning assets for the year ended December 31, 2024 increased 47 basis points to 4.61%, as compared to 4.14% for the year ended December 31, 2023. The average cost of interest-bearing liabilities increased 92 basis points to 3.44% for the year ended December 31, 2024 as compared to 2.52% for the year ended December 31, 2023. The increase in yields for the year ended December 31, 2024 was due to the impact of market rate increases between periods, with rates decreasing just prior to the fourth quarter of 2024. The net interest margin decreased for the year ended December 31, 2024, as the increase in the average cost of interest-bearing liabilities outweighed the increase in the average yield on interest-earning assets.

The provision for credit losses for the year ended December 31, 2024 was $14.5 million, an increase of $9.7 million, from $4.8 million for the year ended December 31, 2023. The increase in provision for credit losses during the year was primarily due to net charge-offs totaling $9.6 million and an increase in loan performance qualitative factors.

Non-interest income was $1.9 million for the year ended December 31, 2024, a decrease of $25.5 million, or 93.1%, from $27.4 million for the year ended December 31, 2023. The decrease was primarily attributable to an increase in the loss on securities transactions of $25.0 million, and a decrease in bank-owned life insurance income of $2.8 million, attributable to death benefits in 2023, partially offset by a $1.9 million increase in the fair value of Federal Home Loan Mortgage Corporation and Federal National Mortgage Association preferred stock included in equity securities.

Non-interest expense was $181.3 million for the year ended December 31, 2024, a decrease of $1.1 million, or 0.6%, from $182.4 million for the year ended December 31, 2023. The decrease was primarily attributable to a decrease in compensation and employee benefits expense of $11.4 million, partially offset by an increase in professional fee of $4.3 million, an increase in merger-related expenses of $1.1 million and an increase in loss on extinguishment of debt of $3.1 million, resulting primarily from the repositioning transaction, and an increase in other non-interest expense of $2.0 million. The decrease in compensation and employee benefits expense was the result of lower incentive compensation and a workforce reduction related to cost cutting strategies implemented during 2023 and 2024. The increase in professional fees was primarily related to an increase in legal, regulatory and compliance-related costs while the increase in other non-interest expense related to swap transactions. During the quarter ended December 31, 2024, the Company prepaid $170.0 million of FHLB borrowings as part of the previously discussed balance sheet repositioning transaction which resulted in a $3.3 million loss on the extinguishment of debt.

Income tax benefit was $4.3 million for the year ended December 31, 2024, a decrease of $14.2 million, as compared to income tax expense of $10.0 million for the year ended December 31, 2023, mainly due to a decrease in pre-tax income. The Company's effective tax rate was 26.8% and 21.6% for the years ended December 31, 2024 and 2023, respectively.

Balance Sheet Summary

Total assets decreased $170.1 million, or 1.6%, to $10.5 billion at December 31, 2024 as compared to $10.6 billion at December 31, 2023. The decrease in total assets was primarily attributable to a decrease in cash and cash equivalents of $134.0 million, a decrease in debt securities available for sale of $67.6 million, and a decrease in Federal Home Loan Bank stock of $20.6 million, partially offset by an increase in loans receivable, net, of $37.5 million and an increase in other assets of $15.6 million.

Cash and cash equivalents decreased $134.0 million, or 31.7%, to $289.2 million at December 31, 2024 from $423.2 million at December 31, 2023. The decrease was primarily attributable to purchases of securities of $446.2 million, a decrease in borrowings of $448.1 million, and repurchases of common stock under our stock repurchase program of $5.9 million, partially offset by proceeds from the sale of securities of $321.2 million, principal repayments on securities of $185.6 million, and repayments on loans receivable, and an increase in total deposits of $249.6 million.

Debt securities available for sale decreased $67.6 million, or 6.2%, to $1.0 billion at December 31, 2024 from $1.1 billion at December 31, 2023. The decrease was attributable to sales of securities with an amortized cost of $357.1 million which resulted in a realized loss of $35.9 million, and repayments on securities of $140.5 million, which was partially offset by purchases of securities of $404.7 million and a decrease in the gross unrealized loss on securities of $34.9 million. The Company sold predominantly fixed rate, low-yielding debt securities and used the proceeds to repay high costing borrowings and purchase higher-yielding debt securities to improve future net interest rate margin.

Loans receivable, net, increased $37.5 million, or 0.5%, to $7.9 billion at December 31, 2024 from $7.8 billion at December 31, 2023. Multifamily loans, construction loans, and commercial business loans increased $51.5 million, $30.5 million, and $89.0 million, respectively, partially offset by decreases in one-to-four family real estate loans, commercial real estate loans and home equity loans and advances of $81.9 million, $37.2 million and $7.6 million, respectively. The allowance for credit losses for loans increased $4.9 million to $60.0 million at December 31, 2024 from $55.1 million at December 31, 2023. During the year ended December 31, 2024, the increase in the allowance for credit losses for loans was primarily due to net charge-offs of $9.6 million and an increase in loan performance qualitative factors.

Federal Home Loan Bank stock decreased $20.6 million, or 25.5%, to $60.4 million at December 31, 2024 from $81.0 million at December 31, 2023. The decrease was due to the redemption of stock required upon repaying FHLB borrowings.

Other assets increased $15.6 million, or 5.1%, to $324.0 million at December 31, 2024 from $308.4 million at December 31, 2023, primarily due to a $14.3 million increase in the Company's pension plan balance, as the return on plan assets outpaced the growth in the plan’s obligations.
Total liabilities decreased $210.1 million, or 2.2%, to $9.4 billion at December 31, 2024 from $9.6 billion at December 31, 2023. The decrease was primarily attributable to a decrease in borrowings of $448.1 million, or 29.3%, partially offset by a increase in total deposits of $249.6 million, or 3.2%. The $448.1 million decrease in borrowings was primarily driven by a net decrease in long-term borrowings of $170.0 million, coupled with a decrease in short-term borrowings of $237.8 million. The decrease in long-term borrowings was mainly attributable to the prepayment of $170.0 million of long-term borrowings as part of the balance sheet repositioning transaction as described above. The increase in total deposits primarily consisted of increases in non-interest-bearing and interest-bearing demand deposits and certificates of deposit of $669,000, $54.8 million, and $255.8 million, respectively, partially offset by decreases in money market and savings and club accounts of $13.8 million and $47.8 million, respectively.

Total stockholders’ equity increased $40.0 million, or 3.8%, to $1.1 billion at December 31, 2024 from $1.0 billion at December 31, 2023. The increase in total stockholders’ equity was primarily attributable to the recognition of $8.0 million in stock based compensation expense and an increase of $48.2 million in other comprehensive income, which includes changes in unrealized losses on debt securities available for sale and unrealized gains on swap contracts, net of taxes. These increases were partially offset by a net loss of $11.7 million, and the repurchase of 365,116 shares of common stock at a cost of approximately $5.9 million, or $16.14 per share, under our stock repurchase program. Repurchases have been paused in order to retain capital.

Asset Quality

The Company's non-performing loans at December 31, 2024 totaled $21.7 million, or 0.28% of total gross loans, as compared to $12.6 million, or 0.16% of total gross loans, at December 31, 2023. The $9.1 million increase in non-performing loans was primarily attributable to an increase in non-performing commercial business loans of $3.3 million and an increase in non-performing one-to-four family real estate loans of $5.6 million. The increase in non-performing commercial business loans primarily consists of two loans totaling $6.4 million at December 31, 2024, partially offset by the charge-off of a $3.7 million loan to a technology company during 2024. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 17 non-performing loans at December 31, 2023 to 32 loans at December 31, 2024. Non-performing assets as a percentage of total assets totaled 0.22% at December 31, 2024 as compared to 0.12% at December 31, 2023.

For the quarter ended December 31, 2024, net charge-offs totaled $1.4 million, as compared to $173,000 in net charge-offs recorded for the quarter ended December 31, 2023. For the year ended December 31, 2024, net charge-offs totaled $9.6 million, as compared to $2.5 million in net charge-offs recorded for the year ended December 31, 2023. Net charge-offs for the year ended December 31, 2024 included charge-offs related to 17 commercial business loans totaling $9.2 million. Recoveries on previously charged-off loans for the quarter ended December 31, 2024, and the year ended December 31, 2024, totaled approximately $88,000 and $1.4 million, respectively.

The Company's allowance for credit losses on loans was $60.0 million, or 0.76% of total gross loans, at December 31, 2024, compared to $55.1 million, or 0.70% of total gross loans, at December 31, 2023. The increase in the allowance for credit losses for loans was primarily due to net charge-offs of $9.6 million and an increase in loan performance qualitative factors.

Additional Liquidity, Loan, and Deposit Information

The Company services a diverse retail and commercial deposit base through its 69 branches. With over 215,000 accounts, the average deposit account balance was approximately $38,000 at December 31, 2024.

Deposit balances are summarized as follows:

	At December 31, 2024		At September 30, 2024
	Balance	Weighted Average Rate	Balance	Weighted Average Rate
	(Dollars in thousands)

Non-interest-bearing demand	$1,438,030	—%	$1,406,152	—%
Interest-bearing demand	2,021,312	2.19	1,980,298	2.41
Money market accounts	1,241,691	2.82	1,239,204	2.92
Savings and club deposits	652,501	0.75	649,858	0.79
Certificates of deposit	2,742,615	4.24	2,682,547	4.45
Total deposits	$8,096,149	2.47%	$7,958,059	2.62%

The Company continues to maintain strong liquidity and capital positions. The Company had no outstanding borrowings from the Federal Reserve Discount Window at December 31, 2024. As of December 31, 2024, the Company had immediate access to approximately $2.7 billion of funding, with additional unpledged loan collateral available to pledge is approximately $2.1 billion.

At December 31, 2024, the Company's non-performing commercial real estate loans totaled $2.9 million, or 0.04%, of the total loans receivable loan portfolio balance.

The following table presents multifamily real estate, owner occupied commercial real estate, and the components of investor owned commercial real estate loans included in the real estate loan portfolio.

	At December 31, 2024
	(Dollars in thousands)
	Balance	% of Gross Loans	Weighted Average Loan to Value Ratio	Weighted Average Debt Service Coverage
Multifamily Real Estate	$1,460,641	18.4%	58.0%	1.59x

Owner Occupied Commercial Real Estate	$688,341	8.7%	53.3%	2.22x

Investor Owned Commercial Real Estate:
Retail / Shopping centers	$506,544	6.4%	51.6%	1.50x
Mixed Use	214,148	2.7	57.3	1.58
Industrial / Warehouse	383,585	4.8	54.7	1.69
Non-Medical Office	193,569	2.4	50.8	1.65
Medical Office	120,381	1.5	58.5	1.46
Single Purpose	96,907	1.2	52.3	3.13
Other	136,408	1.7	47.8	1.76
Total	$1,651,542	20.9%	53.2%	1.69

Total Multifamily and Commercial Real Estate Loans	$3,800,524	48.0%	55.1%	1.75x

At December 31, 2024, the Company had less than $1.0 million in loan exposure to office or rent stabilized multifamily loans in New York City.

Annual Meeting of Stockholders

On January 28, 2025, the Company also announced that its annual meeting of stockholders will be held on June 5, 2025.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey that operates 69 full-service banking offices and offers traditional financial services to consumers and businesses in its market area.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates, higher inflation and their impact on national and local economic conditions; changes in monetary and fiscal policies of the U.S. Treasury, the Board of Governors of the Federal Reserve System and other governmental entities; the impact of legal, judicial and regulatory proceedings or investigations, competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; the effect of acts of terrorism, war or pandemics,, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; cyber-attacks, computer viruses and other technological risks that may breach the security of our systems and allow unauthorized access to confidential information; the inability of third party service providers to perform; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits and effectively manage liquidity; risks related to the implementation of acquisitions, dispositions, and restructurings; the successful implementation of our December 2024 balance sheet repositioning transaction; the risk that the Company may not be successful in the implementation of its business strategy, or its integration of acquired financial institutions and businesses, and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K and those set forth in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company's actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods presented. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands)

	December 31,
	2024	2023
Assets	(Unaudited)
Cash and due from banks	$289,113	$423,140
Short-term investments	110	109
Total cash and cash equivalents	289,223	423,249

Debt securities available for sale, at fair value	1,025,946	1,093,557
Debt securities held to maturity, at amortized cost (fair value of $350,153, and $357,177 at December 31, 2024 and 2023, respectively)	392,840	401,154
Equity securities, at fair value	6,673	4,079
Federal Home Loan Bank stock	60,387	81,022

Loans receivable	7,916,928	7,874,537
Less: allowance for credit losses	59,958	55,096
Loans receivable, net	7,856,970	7,819,441

Accrued interest receivable	40,383	39,345
Office properties and equipment, net	81,772	83,577
Bank-owned life insurance	274,908	268,362
Goodwill and intangible assets	121,008	123,350
Other real estate owned	1,334	—
Other assets	324,049	308,432
Total assets	$10,475,493	$10,645,568

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,096,149	$7,846,556
Borrowings	1,080,600	1,528,695
Advance payments by borrowers for taxes and insurance	45,453	43,509
Accrued expenses and other liabilities	172,915	186,473
Total liabilities	9,395,117	9,605,233

Stockholders' equity:
Total stockholders' equity	1,080,376	1,040,335
Total liabilities and stockholders' equity	$10,475,493	$10,645,568

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$96,202	$91,744	$382,266	$343,770
Debt securities available for sale and equity securities	9,793	7,077	36,411	28,120
Debt securities held to maturity	2,479	2,370	9,966	9,708
Federal funds and interest-earning deposits	3,309	4,828	15,181	8,188
Federal Home Loan Bank stock dividends	1,843	1,531	7,602	5,192
Total interest income	113,626	107,550	451,426	394,978
Interest expense:
Deposits	51,943	43,429	202,383	125,162
Borrowings	15,256	18,782	71,061	63,940
Total interest expense	67,199	62,211	273,444	189,102

Net interest income	46,427	45,339	177,982	205,876

Provision for credit losses	2,876	1,155	14,451	4,787

Net interest income after provision for credit losses	43,551	44,184	163,531	201,089

Non-interest income:
Demand deposit account fees	1,809	1,330	6,507	5,145
Bank-owned life insurance	2,066	4,456	7,319	10,126
Title insurance fees	570	560	2,505	2,400
Loan fees and service charges	1,193	1,144	4,483	4,510
Loss on securities transactions	(34,595)	—	(35,851)	(10,847)
Change in fair value of equity securities	2,169	446	2,594	695
Gain on sale of loans	81	154	906	1,214
Other non-interest income	2,991	3,159	13,431	14,136
Total non-interest income	(23,716)	11,249	1,894	27,379

Non-interest expense:
Compensation and employee benefits	26,579	28,463	109,489	120,846
Occupancy	5,861	5,590	23,482	22,927
Federal deposit insurance premiums	1,829	5,015	7,581	8,639
Advertising	457	498	2,510	2,805
Professional fees	2,567	3,083	14,164	9,824
Data processing and software expenses	3,572	4,154	15,578	15,039
Merger-related expenses	928	326	1,665	606
Loss on extinguishment of debt	3,447	300	3,447	300
Other non-interest expense	1,356	570	3,419	1,431
Total non-interest expense	46,596	47,999	181,335	182,417

(Loss) income before income tax (benefit) expense	(26,761)	7,434	(15,910)	46,051

Income tax (benefit) expense	(5,538)	865	(4,257)	9,965

Net (loss) income	$(21,223)	$6,569	$(11,653)	$36,086

(Loss) earnings per share-basic	$(0.21)	$0.06	$(0.11)	$0.35
(Loss) earnings per share-diluted	$(0.21)	$0.06	$(0.11)	$0.35
Weighted average shares outstanding-basic	101,686,108	101,656,890	101,676,758	102,656,388
Weighted average shares outstanding-diluted	101,945,750	101,817,194	101,839,507	102,894,969

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended December 31,
	2024			2023
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,839,416	$96,202	4.88%	$7,816,272	$91,744	4.66%
Securities	1,635,028	12,272	2.99%	1,453,863	9,447	2.58%
Other interest-earning assets	341,393	5,152	6.00%	447,369	6,359	5.64%
Total interest-earning assets	9,815,837	113,626	4.61%	9,717,504	107,550	4.39%
Non-interest-earning assets	874,522			854,857
Total assets	$10,690,359			$10,572,361

Interest-bearing liabilities:
Interest-bearing demand	$2,027,003	$13,686	2.69%	$2,000,406	$12,308	2.44%
Money market accounts	1,235,421	7,630	2.46%	1,119,290	8,962	3.18%
Savings and club deposits	649,686	1,209	0.74%	714,664	846	0.47%
Certificates of deposit	2,696,740	29,418	4.34%	2,416,773	21,313	3.50%
Total interest-bearing deposits	6,608,850	51,943	3.13%	6,251,133	43,429	2.76%
FHLB advances	1,298,686	15,102	4.63%	1,494,794	18,592	4.93%
Notes payable	—	—	—%	916	23	9.96%
Junior subordinated debentures	7,036	154	8.71%	7,013	167	9.45%
Total borrowings	1,305,722	15,256	4.65%	1,502,723	18,782	4.96%
Total interest-bearing liabilities	7,914,572	$67,199	3.38%	7,753,856	$62,211	3.18%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,460,125			1,441,005
Other non-interest-bearing liabilities	241,582			247,545
Total liabilities	9,616,279			9,442,406
Total stockholders' equity	1,074,080			1,129,955
Total liabilities and stockholders' equity	$10,690,359			$10,572,361

Net interest income		$46,427			$45,339
Interest rate spread			1.23%			1.21%
Net interest-earning assets	$1,901,265			$1,963,648
Net interest margin			1.88%			1.85%
Ratio of interest-earning assets to interest-bearing liabilities	124.02%			125.32%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Years Ended December 31,
	2024			2023
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$7,801,939	$382,266	4.90%	$7,748,096	$343,770	4.44%
Securities	1,622,519	46,377	2.86%	1,540,726	37,828	2.46%
Other interest-earning assets	363,370	22,783	6.27%	241,520	13,380	5.54%
Total interest-earning assets	9,787,828	$451,426	4.61%	9,530,342	$394,978	4.14%
Non-interest-earning assets	865,684			840,215
Total assets	$10,653,512			$10,370,557

Interest-bearing liabilities:
Interest-bearing demand	$1,986,215	$55,360	2.79%	$2,183,333	$37,774	1.73%
Money market accounts	1,235,495	32,977	2.67%	951,174	24,296	2.55%
Savings and club deposits	667,836	5,130	0.77%	793,303	2,231	0.28%
Certificates of deposit	2,587,360	108,916	4.21%	2,229,042	60,861	2.73%
Total interest-bearing deposits	6,476,906	202,383	3.12%	6,156,852	125,162	2.03%
FHLB advances	1,454,674	70,418	4.84%	1,315,401	62,398	4.74%
Notes payable	—	—	—%	22,780	918	4.03%
Junior subordinated debentures	7,023	640	9.11%	7,054	624	8.85%
Other borrowings	55	3	5.45%	—	—	—%
Total borrowings	1,461,752	71,061	4.86%	1,345,235	63,940	4.75%
Total interest-bearing liabilities	7,938,658	$273,444	3.44%	7,502,087	$189,102	2.52%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,420,104			1,539,354
Other non-interest-bearing liabilities	242,290			231,018
Total liabilities	9,601,052			9,272,459
Total stockholders' equity	1,052,460			1,098,098
Total liabilities and stockholders' equity	$10,653,512			$10,370,557

Net interest income		$177,982			$205,876
Interest rate spread			1.17%			1.62%
Net interest-earning assets	$1,849,170			$2,028,255
Net interest margin			1.82%			2.16%
Ratio of interest-earning assets to interest-bearing liabilities	123.29%			127.04%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Yield on interest-earning assets:
Loans	4.88%	5.00%	4.93%	4.79%	4.66%
Securities	2.99	2.90	2.89	2.65	2.58
Other interest-earning assets	6.00	6.72	6.30	6.06	5.64
Total interest-earning assets	4.61%	4.70%	4.64%	4.50%	4.39%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	3.13%	3.21%	3.14%	3.02%	2.76%
Total borrowings	4.65	4.87	4.92	4.98	4.96
Total interest-earning liabilities	3.38%	3.52%	3.49%	3.38%	3.18%

Interest rate spread	1.23%	1.18%	1.15%	1.12%	1.21%
Net interest margin	1.88%	1.84%	1.81%	1.75%	1.85%

Ratio of interest-earning assets to interest-bearing liabilities	124.02%	123.06%	123.03%	123.06%	125.32%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

SELECTED FINANCIAL RATIOS (1):
Return on average assets	(0.79)%	0.23%	0.17%	(0.04)%	0.25%
Core return on average assets	0.42%	0.23%	0.20%	0.02%	0.38%
Return on average equity	(7.86)%	2.32%	1.77%	(0.45)%	2.31%
Core return on average equity	4.09%	2.29%	2.06%	0.18%	3.56%
Core return on average tangible equity	4.74%	2.58%	2.34%	0.20%	3.99%
Interest rate spread	1.23%	1.18%	1.15%	1.12%	1.21%
Net interest margin	1.88%	1.84%	1.81%	1.75%	1.85%
Non-interest income to average assets	(0.88)%	0.33%	0.35%	0.28%	0.42%
Non-interest expense to average assets	1.73%	1.60%	1.74%	1.74%	1.80%
Efficiency ratio	205.17%	78.95%	86.83%	91.96%	84.82%
Core efficiency ratio	73.68%	79.14%	85.34%	88.39%	76.93%
Average interest-earning assets to average interest-bearing liabilities	124.02%	123.06%	123.03%	123.06%	125.32%
Net charge-offs to average outstanding loans	0.07%	0.14%	0.03%	0.26%	0.01%

(1) Ratios are annualized when appropriate.

ASSET QUALITY:
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(Dollars in thousands)

Non-accrual loans	$21,701	$28,014	$25,281	$22,935	$12,618
90+ and still accruing	—	—	—	—	—
Non-performing loans	21,701	28,014	25,281	22,935	12,618
Real estate owned	1,334	1,974	1,974	—	—
Total non-performing assets	$23,035	$29,988	$27,255	$22,935	$12,618

Non-performing loans to total gross loans	0.28%	0.36%	0.33%	0.30%	0.16%
Non-performing assets to total assets	0.22%	0.28%	0.25%	0.22%	0.12%
Allowance for credit losses on loans ("ACL")	$59,958	$58,495	$57,062	$55,401	$55,096
ACL to total non-performing loans	276.29%	208.81%	225.71%	241.56%	436.65%
ACL to gross loans	0.76%	0.75%	0.73%	0.71%	0.70%

LOAN DATA:
	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(In thousands)
Real estate loans:
One-to-four family	$2,710,937	$2,737,190	$2,764,177	$2,778,932	$2,792,833
Multifamily	1,460,641	1,399,000	1,409,316	1,429,369	1,409,187
Commercial real estate	2,339,883	2,312,759	2,316,252	2,318,178	2,377,077
Construction	473,573	510,439	462,880	437,566	443,094
Commercial business loans	622,000	586,447	554,768	538,260	533,041
Consumer loans:
Home equity loans and advances	259,009	261,041	260,427	260,786	266,632
Other consumer loans	3,404	2,877	2,689	2,601	2,801
Total gross loans	7,869,447	7,809,753	7,770,509	7,765,692	7,824,665
Purchased credit deteriorated loans	11,686	11,795	12,150	14,945	15,089
Net deferred loan costs, fees and purchased premiums and discounts	35,795	35,642	36,352	34,992	34,783
Allowance for credit losses	(59,958)	(58,495)	(57,062)	(55,401)	(55,096)
Loans receivable, net	$7,856,970	$7,798,695	$7,761,949	$7,760,228	$7,819,441

CAPITAL RATIOS:
	December 31,
	2024 (1)	2023
Company:
Total capital (to risk-weighted assets)	14.20%	14.08%
Tier 1 capital (to risk-weighted assets)	13.40%	13.32%
Common equity tier 1 capital (to risk-weighted assets)	13.31%	13.23%
Tier 1 capital (to adjusted total assets)	10.02%	10.04%

Columbia Bank:
Total capital (to risk-weighted assets)	14.41%	14.02%
Tier 1 capital (to risk-weighted assets)	13.56%	13.22%
Common equity tier 1 capital (to risk-weighted assets)	13.56%	13.22%
Tier 1 capital (to adjusted total assets)	9.64%	9.48%

(1) Estimated ratios at December 31, 2024.

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	December 31,
	2024	2023
	(Dollars in thousands)
Total stockholders' equity	$1,080,376	$1,040,335
Less: goodwill	(110,715)	(110,715)
Less: core deposit intangible	(8,964)	(11,155)
Total tangible stockholders' equity	$960,697	$918,465

Shares outstanding	104,759,185	104,918,905

Book value per share	$10.31	$9.92
Tangible book value per share	$9.17	$8.75

Reconciliation of Core Net Income
	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(In thousands)
Net (loss) income	$(21,223)	$6,569	$(11,653)	$36,086
Add: loss on securities transactions, net of tax	28,952	—	30,082	9,249
Add: FDIC special assessment, net of tax	—	3,009	385	3,009
Add: severance expense from reduction in workforce, net of tax	—	—	67	1,390
Add: merger-related expenses, net of tax	777	288	1,468	529
Add: loss on extinguishment of debt, net of tax	2,885	265	2,885	265
Add: litigation expenses, net of tax	—	—	—	262
Core net income	$11,391	$10,131	$23,234	$50,790

Return on Average Assets
	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(Dollars in thousands)
Net (loss) income	$(21,223)	$6,569	$(11,653)	$36,086

Average assets	$10,690,359	$10,572,361	$10,653,512	$10,370,557

Return on average assets	(0.79)%	0.25%	(0.11)%	0.35%

Core net income	$11,391	$10,131	$23,234	$50,790

Core return on average assets	0.42%	0.38%	0.22%	0.49%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Return on Average Equity
	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(Dollars in thousands)
Total average stockholders' equity	$1,074,080	$1,129,955	$1,052,460	$1,098,098
Add: loss on securities transactions, net of tax	28,952	—	30,082	9,249
Add: FDIC special assessment, net of tax	—	3,009	385	3,009
Add: severance expense from reduction in workforce, net of tax	—	—	67	1,390
Add: merger-related expenses, net of tax	777	288	1,468	529
Add: loss on extinguishment of debt, net of tax	2,885	265	2,885	265
Add: litigation expenses, net of tax	—	—	—	262
Core average stockholders' equity	$1,106,694	$1,133,517	$1,087,347	$1,112,802

Return on average equity	(7.86)%	2.31%	(1.11)%	3.29%

Core return on core average equity	4.09%	3.56%	2.14%	4.56%

Return on Average Tangible Equity
	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(Dollars in thousands)
Total average stockholders' equity	$1,074,080	$1,129,955	$1,052,460	$1,098,098
Less: average goodwill	(110,715)	(110,715)	(110,715)	(110,715)
Less: average core deposit intangible	(9,311)	(11,524)	(10,119)	(12,398)
Total average tangible stockholders' equity	$954,054	$1,007,716	$931,626	$974,985

Core return on average tangible equity	4.74%	3.99%	2.49%	5.21%

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Efficiency Ratios
	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(Dollars in thousands)
Net interest income	$46,427	$45,339	$177,982	$205,876
Non-interest income	(23,716)	11,249	1,894	27,379
Total income	$22,711	$56,588	$179,876	$233,255

Non-interest expense	$46,596	$47,999	$181,335	$182,417

Efficiency ratio	205.17%	84.82%	100.81%	78.20%

Non-interest income	$(23,716)	$11,249	$1,894	$27,379
Add: loss on securities transactions	34,595	—	35,851	10,847
Core non-interest income	$10,879	$11,249	$37,745	$38,226

Non-interest expense	$46,596	$47,999	$181,335	$182,417
Less: FDIC special assessment	—	(3,840)	(439)	(3,840)
Less: severance expense from reduction in workforce	—	—	(74)	(1,605)
Less: merger-related expenses	(928)	(326)	(1,665)	(606)
Less: loss on extinguishment of debt	(3,447)	(300)	(3,447)	(300)
Less: litigation expenses	—	—	—	(317)
Core non-interest expense	$42,221	$43,533	$175,710	$175,749

Core efficiency ratio	73.68%	76.93%	81.45%	72.00%